UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

May 26, 2011

Commission	Registrant; State of Incorporation	IRS Employer
File Number	Address; and Telephone Number	Identification No.

001-09057	WISCONSIN ENERGY CORPORATION	39-1391525
(A Wisconsin Corporation)
231 West Michigan Street
P.O. Box 1331
Milwaukee, WI 53201
(414) 221-2345

001-01245	WISCONSIN ELECTRIC POWER COMPANY	39-0476280
(A Wisconsin Corporation)
231 West Michigan Street
P.O. Box 2046
Milwaukee, WI 53201
(414) 221-2345

The names and addresses of the registrants have not changed since the last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

WISCONSIN ENERGY CORPORATION
WISCONSIN ELECTRIC POWER COMPANY

ITEM 8.01 OTHER EVENTS.

On May 26, 2011, Wisconsin Electric Power Company and Wisconsin Gas LLC (collectively, the "Company"), both subsidiaries of Wisconsin Energy Corporation, filed an application with the Public Service Commission of Wisconsin ("PSCW") to initiate rate proceedings. In lieu of a traditional rate proceeding, the Company has requested an alternative approach which, if approved by the PSCW, would result in no increase in 2012 base rates for its customers. In 2012, the Company would seek base rate increases to be effective in 2013. In order for the Company to proceed under this alternative approach, the application provides that the PSCW must issue an order by July 15, 2011 that:

•	Authorizes the Company to suspend the amortization of $148 million of regulatory costs during 2012, with amortization to begin again in 2013.

•	Authorizes $148 million of carrying costs and depreciation on previously authorized air quality and renewable energy projects, effective January 1, 2012.

•	Authorizes the refund of $26 million of net proceeds from Wisconsin Electric's settlement of the spent nuclear fuel litigation with the U.S. Department of Energy.

•
Authorizes the Company to reopen the rate proceeding in 2012 to address, for rates effective in 2013, all issues set aside during 2012, including the determination of the final approved construction costs for the Oak Creek expansion.

•	Schedules a proceeding to establish a 2012 fuel cost plan.

The application states that if the Company receives an order from the PSCW that addresses only a portion of these issues, or that includes additional conditions, the Company would instead proceed with a traditional rate case. If the Company found it necessary to proceed with a traditional rate case, Wisconsin Electric's rate request would include increases of 6.2% for its electric customers, 0.9% for its natural gas customers, 10.2% for its Valley steam utility customers and 6.9% for its Milwaukee County steam utility customers. Wisconsin Gas would request a 0.2% rate increase for its natural gas customers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WISCONSIN ENERGY CORPORATION
(Registrant)

/s/ STEPHEN P. DICKSON
Date: May 26, 2011	Stephen P. Dickson - Vice President and Controller

WISCONSIN ELECTRIC POWER COMPANY
(Registrant)

/s/ STEPHEN P. DICKSON
Date: May 26, 2011	Stephen P. Dickson - Vice President and Controller